CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 9, 2013 relating to the financial statements of the BlackRock Multi-Sector Income Trust (the “Trust”), which appears in the Statement of Additional Information in the earlier effective registration statement of the Trust on Form N-2 (File Nos. 333-185205 and 811-22774), declared effective on February 25, 2013, which in turn is incorporated in this registration statement on Form N-2 by reference. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which also appears in the earlier effective registration statement of the Trust declared effective on February 25, 2013.

/s/    Deloitte & Touche LLP

Boston, Massachusetts

February 25, 2013